Exhibit 10.1

FIRST AMENDMENT TO DEED OF LEASE

THIS FIRST AMENDMENT TO DEED OF LEASE (“First Amendment”) is made and entered into this 23 day of August 2017 (the “Effective Date”) by and between IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company (hereinafter called “Landlord”), and NOVAVAX, INC., A Delaware corporation (hereinafter called “Tenant”).

BACKGROUND:

A.                Landlord and Tenant have entered into a certain Deed of Lease dated May 3, 2016 (the “Lease”) with respect to the lease by Tenant of that certain premises comprising approximately 147,051 rentable square feet of office space in the building located at 1201 Clopper Road, Gaithersburg, Maryland, as more particularly described in the Lease (the "Premises").

B.                 Landlord and Tenant desire to enter into this First Amendment and amend the Lease to provide for a potential early termination of the Lease upon the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Landlord and Tenant hereby agree as follows:

1.                  Defined Terms. All capitalized terms used in this First Amendment which are not otherwise defined shall have the same meanings ascribed to such terms in the Lease.

2.                  Landlord’s Termination Right. Notwithstanding anything to the contrary contained in the Lease, Landlord shall have the right (“Landlord’s Termination Right”) to terminate the Lease effective as of the date (the “Lease Termination Date”) that is thirty (30) days following Tenant’s receipt of Landlord’s notice (the “Landlord’s Notice”), as though such date were the date originally set forth in the Lease as its expiration date, provided that Tenant receives the Landlord’s Notice before the expiration of the Contingency Period (as such term is defined in Paragraph 5 below), and Tenant will surrender possession of the Premises in the condition required under the Lease, including, but not limited to, Section 40 of the Lease, and as amended hereby, on or before the Lease Termination Date, and the parties’ respective rights and obligations accruing under the Lease shall terminate on such Lease Termination Date (except for those rights and obligations which expressly, or by their nature, survive the termination of the Lease, including all indemnification obligations under the Lease). Further, any options of Tenant to expand the Premises, to lease or to negotiate to lease additional space, to purchase the Premises, and any renewal or extension options under the Lease shall be null and void effective on the date of Landlord’s Notice. Nothing contained in this First Amendment shall be deemed to waive any claims that Landlord may have against Tenant for Rent due and payable under the Lease prior to the Lease Termination Date. Promptly following Landlord’s Notice, the parties shall act in good faith to enter into an agreement confirming the provisions of the termination of the Lease (the “Termination Agreement”) substantially in the form attached hereto as Exhibit A; provided, however, an otherwise valid exercise of Landlord’s rights hereunder shall be effective to terminate the Lease whether or not such Termination Agreement is executed by the parties, and in the event of any failure of the parties to execute such Termination Agreement prior to the Lease Termination Date, the terms and conditions set forth in Paragraph 5 of the Termination Agreement shall be deemed to be automatically incorporated into this First Amendment and shall be fully binding upon Landlord and Tenant.

3.                Representations and Warranties.

(a)               Landlord represents and warrants to Tenant that Landlord has not assigned its interest in the Lease and that Landlord has the full power and authority to enter into this First Amendment and to perform its obligations hereunder without the authorization or consent of any person or entity which has not already been obtained except as provided in Paragraph 5.

(b)               Tenant represents and warrants to Landlord that Tenant has not assigned its interest in the Lease or sublet the Premises and that it has the full power and authority to enter into this First Amendment and to perform its obligations hereunder without the consent or approval of any other person or entity which has not already been obtained. Tenant further represents and warrants that, as of the Lease Termination Date, (i) all Hazardous Materials licenses and permits held by or on behalf of Tenant or its agents with respect to the Premises shall have been terminated or released, (ii) the Premises shall be free from any residual impact from Tenant’s use of Hazardous Materials, (iii) Tenant shall remove from the Premises and the Building any and all Hazardous Materials brought upon the Premises by Tenant or its agents (but excluding any Hazardous Materials existing on the Premises prior to the Lease Commencement Date), and (iv) to the extent that Tenant used, stored, handled, treated, generated, released or disposed of any Hazardous Materials at or from the Premises or the Building, Tenant complied with all applicable Laws in connection therewith. Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any and all actions, costs, claims, actual and consequential damages, fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses directly arising from a breach of any of the representations and warranties set forth in this paragraph. The terms regarding Hazardous Materials set forth in Paragraph 5 of the Termination Agreement shall survive the termination of the Lease.

4.               Consideration Payable to Landlord for Lease Termination. On or before the Lease Termination Date, in consideration of Landlord’s agreement to terminate the Lease early as provided herein, Tenant shall pay to Landlord as Additional Rent a sum equal to Five Million Two Hundred Eighty-Six Thousand and 00/100 Dollars ($5,286,000.00) on or before the Lease Termination Date (collectively, a "Lease Termination Fee"). The Lease Termination Fee shall be in addition to all sums due and payable pursuant to the Lease through and including the Lease Termination Date. If Tenant does not submit the Lease Termination Fee in accordance with this First Amendment, such failure shall be a Default under the Lease (without the requirement for Landlord to provide any notice to Tenant) and in addition to all other remedies that Landlord shall have with respect to Tenant’s Default, under the Lease or at law or in equity, Tenant shall be responsible for any and all damages, including incidental, indirect and consequential damages, that Landlord may suffer as a result of a breach of this First Amendment.

5.                Contingency Period; Landlord’s Termination Right. In the event that Landlord has not delivered Landlord’s Notice as provided herein on or before that date which is the ninetieth (90th) day following the Effective Date (the “Contingency Period”), then Landlord’s Termination Right shall automatically expire and shall be of no further force and effect on that date which is the ninety-first (91st) day following the Effective Date; provided, however, if Landlord is then actively negotiating the terms of a lease with a replacement tenant as of the ninetieth (90th) day following the Effective Date, then Landlord shall have the right to extend the Contingency Period for a period of not more than sixty (60) days upon written notice to Tenant, in which case, the Allowance Sunset Date (defined in Paragraph 7.d. hereof) shall be extend by one (1) day for each day the Contingency Period is extended as provided herein.

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6.                [Intentionally Omitted.]

7.                Tenant’s Work; Tenant Allowance.

a.       Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant shall not perform any Alterations (as that term is defined in Section 8 of the Lease (captioned “Alterations by Tenant”)), including, without limitation any Tenant’s Work (defined in Section 3 of the Work Agreement attached to the Lease as Exhibit C (the “Work Agreement”)), during the Contingency Period.

b.       Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant hereby acknowledges and agrees that it shall not have the right to receive any portion of the Tenant Allowance (defined in Section 4 of the Work Agreement) nor shall Landlord have any obligation to pay any portion of the Tenant Allowance to Tenant during the Contingency Period. In the event that Tenant performs any Tenant’s Work in the Premises during the Contingency Period, despite the provisions of this Paragraph 7, regardless of whether the Lease continues in full force and effect following the expiration of the Contingency Period, Landlord shall have no obligation to provide Tenant any portion of the Tenant Allowance for any Tenant’s Work performed during the Contingency Period.

c.       Notwithstanding any provision herein to the contrary, if Landlord does not exercise Landlord’s Termination Right such that the Lease continues in full force and effect following the expiration of the Contingency Period, then following the expiration of the Contingency Period, Tenant shall be entitled to receive payments from Landlord out of the Tenant Allowance pursuant to the terms and conditions set forth in the Work Agreement for work performed and materials purchased prior to the Effective Date (but not for any work performed or materials purchased during the Contingency Period).

d.       Effective as of the date hereof, the Work Agreement is hereby amended by deleting all of the language in the penultimate sentence of the third paragraph of Section 4 of the Work Agreement and substituting the following language in lieu thereof: “Any portion of the Tenant Allowance for which disbursement has not been properly requested prior to March 21, 2018 (the ‘Allowance Sunset Date’) shall be deemed to have been forfeited by Tenant and shall no longer be available to Tenant. The Allowance Sunset Date shall be subject to extension solely to the extent provided in Paragraph 5 of the First Amendment.”

e.       In the event Landlord elects to exercise Landlord’s Termination Right as provided herein, then, effective on the date of Landlord’s Notice, and, in consideration of the agreements set forth herein, Tenant, on its behalf and on behalf of any party claiming by, through or under Tenant, hereby agrees to forever and irrevocably relinquish any claims that Tenant may have with respect to the Tenant Allowance and hereby agrees to release Landlord and its successor and/or assigns from any such claims.

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f.       In the event Landlord elects to exercise Landlord’s Termination Right as provided herein, then (i) Landlord and Tenant expressly acknowledge and agree that the Lease Termination Fee shall be in the amount set forth in Paragraph 4 above, (ii) any and all payments of the Tenant Allowance made by Landlord shall have no impact on the amount of the Lease Termination Fee, (iii) Tenant shall have no obligation to refund to Landlord any such payments made out of the Tenant Allowance, and (iv) Landlord shall have no obligation to fund any portion of the Tenant Allowance, regardless of the date when costs may have been incurred by Tenant that would otherwise be payable from the Tenant Allowance in the absence of the termination of the Lease.

8.                Tenant’s Surrender of the Premises.

a.       In the event Landlord exercises the Landlord’s Termination Right, then on or before the Lease Termination Date, Tenant shall vacate and surrender possession of the Premises to Landlord and shall relinquish all of the rights granted to it under the Lease with respect to the Premises on its behalf and on behalf of any parties claiming through it. Tenant shall leave the Premises in accordance with the terms and provisions of the Lease, as amended hereby, including, but not limited to, Section 40 of the Lease (provided, however, that all requirements set forth in the Lease regarding a Surrender Plan (as such term is used in the Lease) shall be deemed null and void and of no force and effect in the event of Landlord’s exercise of Landlord’s Termination Right), on or before the Lease Termination Date, except that Tenant shall have no obligation to remove any Alterations or Installations made by or on behalf of Tenant as of the Effective Date (including, without limitation, the Tenant’s Work). Landlord shall have the right to dispose of any of Tenant’s Personal Property (as such term is defined in the Lease) which remain in the Premises after the Lease Termination Date, in any manner it shall deem appropriate, and the proceeds of such disposition (or, in the event Landlord elects to retain them, the items themselves) shall belong entirely to Landlord. Tenant hereby expressly waives all rights it may have with regard to such abandoned Tenant’s Personal Property and expressly authorizes Landlord to dispose of same in any manner deemed appropriate by Landlord, Tenant hereby waiving any and all rights it may have with regard to Landlord’s compliance with any laws for the benefit of Tenants or debtors, to the full extent that such rights may be waived by Tenant.

b.       In the event Landlord exercises the Landlord’s Termination Right, then on or before the Lease Termination Date, (i) Tenant shall have paid for all improvements, work or services performed on or furnished to the Premises (including, but not limited to all Tenant’s Work) and hereby indemnifies and holds Landlord harmless against and from any and all claims, costs, expenses, liabilities, and damages resulting from any breach of the foregoing representation and warranty, including, without limitation, reasonable attorneys’ fees and disbursements (including those incurred by Landlord in enforcing this indemnity); (ii) any and all subleases and licenses of any portion of the Premises between Tenant, as sublessor, and any third party, as sublessee, shall have terminated as of the Lease Termination Date, and no such sublessee or licensee shall thereafter be in possession of any portion of the Premises from and after the Lease Termination Date, and (iii) Tenant shall have canceled all contracts or agreements to which Tenant is a party for management, maintenance, or other services relating to the Premises (it being agreed, however, that Tenant shall be deemed to have satisfied this requirement if Tenant has, promptly upon receiving Landlord’s Notice, delivered notices of cancelation of such contracts and agreements and the notice periods are due to expire within five (5) business days of the Lease Termination Date).

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9.                Captions. The captions preceding the various paragraphs of this First Amendment have been inserted solely for convenience of reference and shall not be used in construing this First Amendment.

10.              Notices. All notices, demands, request or other communications from each party to the other required or permitted under this First Amendment shall be given in the manner provided in the Lease.

11.              Choice of Law. This First Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Maryland.

12.              Successors and Assigns. This First Amendment shall be binding upon the parties hereto and their respective successors and assigns.

13.              Reaffirmation of Terms. Except as expressly modified by this First Amendment, all terms and provisions of the Lease shall remain in full force and effect.

14.              Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed a duplicate original hereof. This First Amendment may be executed by the parties by facsimile or .PDF electronic signatures, and such facsimile or ..PDF electronic signatures shall be binding upon the parties.

15.              Entire Agreement. This First Amendment constitutes the entire agreement between Landlord and Tenant concerning the subject matter of this First Amendment. This First Amendment may not be amended in any manner whatsoever except pursuant to a written agreement executed by both Landlord and Tenant.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment the day and year first set forth above.

WITNESS:	LANDLORD:
IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company

By:	Amy Rowe	By:	/s/ Keith Knight
		Name:	Keith Knight
		Its:	Vice President

ATTEST:	TENANT:
[Corporate Seal]	NOVAVAX, INC., a Delaware corporation

By:	/s/ Barclay Phillips	By:	/s/ John A. Herrmann III
Name:	Barclay Phillips	Name:	John A. Herrmann III
Its:	SVP, CFO	Its:	SVP, General Counsel & Secretary

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EXHIBIT A

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Termination Agreement”) is made and entered into this ___ day of ___________, 20__ (the “Effective Date”) by and between IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company (hereinafter called “Landlord”), and NOVAVAX, INC., a Delaware corporation (hereinafter called “Tenant”).

BACKGROUND:

A.                Landlord and Tenant have entered into a certain Deed of Lease dated May 3, 2016 (the “Original Lease”), as amended by that certain First Amendment to Deed of Lease dated ________, 2017 (the “First Amendment”) (collectively, the “Lease”) with respect to the lease by Tenant of that certain premises comprising approximately 147,051 rentable square feet of office space in the building located at 1201 Clopper Road, Gaithersburg, Maryland, as more particularly described in the Lease (the "Premises").

B.                Landlord and Tenant have agreed to terminate the Lease prior to the scheduled expiration date of the Lease pursuant to the terms set forth herein.

C.                Landlord and Tenant now wish to amend the Lease to provide for the early termination of the Lease in accordance with the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Landlord and Tenant hereby agree as follows:

1.                Capitalized Terms. Capitalized terms used in this Termination Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.                Lease Termination Date. The parties agree that Landlord has properly exercised the Landlord’s Termination Right pursuant to the terms of the First Amendment and, accordingly, the Lease shall terminate as of 11:59 P.M. on ____________, 20__ (the “Lease Termination Date”) in accordance with the provisions of Paragraph 2 of the First Amendment.

3.                Tenant’s Surrender of the Premises. Tenant shall vacate and surrender possession of the Premises on or before the Lease Termination Date as more fully provided in Paragraph 8 of the First Amendment.

4.                Tenant Allowance. Tenant hereby acknowledges and agrees that Landlord shall have no further obligation to provide any portion of the Tenant Allowance (defined in Section 4 of the Work Agreement attached to the Lease as Exhibit C), and, in consideration of the agreements set forth herein, Tenant, on its behalf and on behalf of any party claiming by, through or under Tenant, hereby forever and irrevocably relinquishes any claims that Tenant may have with respect to the Tenant Allowance and hereby releases Landlord and its successor and/or assigns from any such claims.

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5.                Release of Obligations. Landlord and Tenant hereby release each other, after the later of the Lease Termination Date or the date on which Tenant actually vacates the Premises (the "Vacate Date"), from (i) any and all obligations to observe the terms and conditions of the Lease which accrue after such date and (ii) any and all demands, rights, claims, remedies, actions, causes of actions or liabilities that Landlord and Tenant may have against the other or against any of their representatives, heirs, predecessors, successors, assigns, officers, directors, partners, agents, managing agents, legal representatives or employees of the others, except as follows: (a) Tenant shall remain obligated for the payment of any and all of its obligations under the Lease which have accrued as of the later of the Vacate Date or the Lease Termination Date, as the case may be, whether or not Tenant has been billed for such obligations prior to such date (including, but not limited to, the Lease Termination Fee), (b) if Tenant does not vacate the Premises on or before the Lease Termination Date or Tenant does not otherwise comply with any of its obligations under this Termination Agreement, Tenant's failure to vacate the Premises on the Lease Termination Date or Tenant's failure to otherwise comply with its obligations hereunder shall be deemed to be a Default under the Lease, and Landlord shall have the right and option to exercise all remedies available to Landlord under the Lease, and pursuant to Law, and Landlord shall be entitled to consider Tenant to be in holdover of the Premises, and (c) Landlord and Tenant shall remain liable for all amounts which become due as a result of their respective indemnification obligations under the Lease that arise from conduct occurring during the Term. Notwithstanding the foregoing, this mutual release shall not apply to any claims related to the presence, release, storage or use of any Hazardous Materials (as such term is used in the Lease) on the Premises by Tenant prior to the Lease Termination Date.

6.                Representations. Landlord and Tenant represent and warrant to each other that the person signing this Termination Agreement on its behalf has the requisite authority and power to execute this Termination Agreement and to thereby bind the party on whose behalf it is being signed.

7.                Reaffirmation of Terms. Except as expressly amended and modified herein, all terms, conditions and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and provisions of this Termination Agreement and the terms and provisions of the Lease, the terms and provisions of this Termination Agreement shall control.

8.                Counterparts. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute a single instrument.

9.                Entire Agreement. This Termination Agreement constitutes the entire agreement between Landlord and Tenant concerning the subject matter of this Termination Agreement. This Termination Agreement may not be amended in any manner whatsoever except pursuant to a written agreement executed by both Landlord and Tenant.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Lease Termination Agreement the day and year first set forth above.

WITNESS:	LANDLORD:
IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company

By:	By:
Name:
Its:

ATTEST:	TENANT:
[Corporate Seal]	NOVAVAX, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

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